As filed with the Securities and Exchange Commission on May 7, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MYERS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

OHIO	34-0778636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1293 S. Main Street, Akron, Ohio	44301
(Address of Principal Executive Offices)	(Zip Code)

Myers Industries, Inc. 2024 Long-Term Incentive Plan

(Full title of the plan)

Michael P. McGaugh President and Chief Executive Officer 1293 South Main Street Akron, Ohio 44301 (Name and address of agent for service)	Copy to: J. Bret Treier, Esq. Vorys, Sater, Seymour and Pease LLP 50 South Main Street, Suite 1200 Akron, Ohio 44308

(330) 253-5592

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Myers Industries, Inc., an Ohio corporation (“Registrant”, “Company” and commonly referred to as “us”, “we” and “our”), for the purposes of registering a total of 2,500,000 shares of its Common Stock, without par value, to be issued pursuant to the Myers Industries, Inc. 2024 Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Myers Industries, Inc. 2024 Long-Term Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows the Company to “incorporate by reference” in this Registration Statement the information in the documents that we file with the Commission, which means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement. The following documents, filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 5, 2024, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the Commission on May 7, 2024;
•
Our Current Reports on Form 8-K filed with the Commission on January 2, 2024, February 8, 2024, February 9, 2024, March 1, 2024, March 5, 2024, March 18, 2024, April 25, 2024, and May 7, 2024, and our Current Report on Form 8-K/A filed with the Commission on April 19, 2024, only to the extent filed and not furnished; and
•
The description of our Common Stock, without par value, which is contained in Exhibit 4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed March 11, 2021, and as amended by any subsequent amendments and reports filed for the purpose of updating that description.

All documents which may be filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, also shall be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents. Information furnished to the Commission by us under any Current Report on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Myers Industries, Inc.’s Amended and Restated Code of Regulations

Pursuant to Article Six of the Amended and Restated Code of Regulations of the Company, the Company shall indemnify any director or officer and any former director or officer of the Company and any such director or officer who is or has served at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. Article Six further provides that the indemnification provided for therein shall not be deemed to restrict the right of the Company (i) to indemnify employees, agents and others to the extent not prohibited by such law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, joint venture, partnership, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities.

The rights provided in Article Six are in addition to any rights provided by contract or as a matter of law.

Ohio General Corporation Law

Ohio General Corporation Law Section 1701.13(E) includes indemnification provisions similar to Article Six of the Company’s Amended and Restated Code of Regulations. Section 1701.13(E)(1) of the Ohio General Corporation Law provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio General Corporation Law concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E)(5)(a) requires a corporation to pay any expenses, including attorneys’ fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. Section 1701.13(E)(7) and (F)(2) further authorizes a corporation to enter into contracts regarding indemnification and to purchase and maintain insurance on behalf of any director, trustee, officer, employee or agent for any liability asserted against him or arising out of his status as such.

Indemnification Agreements

We have also entered into indemnification agreements with our directors providing for contractual indemnification and procedures for indemnification by us to the fullest extent permitted by Ohio law and the Company’s Articles of Incorporation or Code of Regulations, as amended. The indemnification agreements provide for advancements by us of certain expenses and costs relating to claims, actions, suits or proceedings arising from their service to us, subject to a written undertaking to repay as provided for under Ohio law. The Company presently maintains insurance for the benefit of persons entitled to indemnification.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

A list of exhibits filed with this registration statement on Form S-8 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 9. Undertakings.

A.
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 % change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Table” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on May 7, 2024.

MYERS INDUSTRIES, INC.

/s/ Michael P. McGaugh
Michael P. McGaugh
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael P. McGaugh	President, Chief Executive Officer and Director	May 7, 2024
Michael P. McGaugh	(Principal Executive Officer)

/s/ Grant E. Fitz	Executive Vice President and Chief Financial Officer	May 7, 2024
Grant E. Fitz	(Principal Financial and Accounting Officer)

*	Chairman, Director	May 7, 2024
F. Jack Liebau, Jr.
*	Director	May 7, 2024
Yvette Dapremont Bright
*	Director	May 7, 2024
Ronald M. De Feo
*	Director	May 7, 2024
William A. Foley
*	Director	May 7, 2024
Jeffrey Kramer
*	Director	May 7, 2024
Bruce M. Lisman
*	Director	May 7, 2024
Lori Lutey

* The undersigned, as attorney-in-fact, signs this document on behalf of the above-named directors and officers pursuant to a Power of Attorney duly executed by such directors and officers and filed with this Registration Statement as Exhibit 24.1.

/s/ Michael P. McGaugh	Date: May 7, 2024
Michael P. McGaugh
Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Myers Industries, Inc. Second Amended and Restated Articles of Incorporation. Reference is made to Exhibit 3.1 to Form 8-K filed with the Commission on April 29, 2021.

4.2	Myers Industries, Inc. Amended and Restated Code of Regulations. Reference is made to Exhibit 3.2 to Form 8-K filed with the Commission on April 29, 2021.

5.1*	Opinion of Vorys, Sater, Seymour and Pease LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of RSM US LLP

23.3*	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

99.1	Myers Industries, Inc. 2024 Long-Term Incentive Plan. Reference is made to Exhibit 10.2 to Form 8-K filed with the Commission on April 25, 2024.
107.1*	Calculation of Filing Fee Table

* Filed herewith